FirstEnergy Corp.
2007 Incentive Compensation Plan
 Performance Share Award

                            Performance Share Award No.:

                            Grantee:

                            Number of Performance Shares Granted: XXXX

                            Performance Period:  1/1/2008--12/31/2010

                            Performance Share Closing Date:   April [  ], 2008

This Performance Share Award ("Award") to the “Grantee” is effective as of the 1st day of January, 2008, and is not in lieu of salary or any other compensation for services.  For the purposes of this Award, the term "Company" or "FE" means FirstEnergy Corp. or its subsidiaries, singularly or collectively.

SECTION ONE - AWARD

As of the date of this Award, in accordance with the FirstEnergy Corp. 2007 Incentive Compensation Plan (the “Plan”) and the terms and conditions of this Award, the Company grants to the Grantee an award of Performance Shares.  The Performance Shares will be placed into a Performance Share account until paid out or forfeited.

 The Performance Share account of the Grantee will be credited with an amount per unit (the “Dividend Equivalent”) equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Stock of the Company.  Such Dividend Equivalents will be credited in the form of an additional number of Performance Shares (which Performance Shares, from the time of crediting, will be deemed to be in addition to and part of the base number of Performance Shares awarded in Section One for all purposes hereunder). The additional number of Performance Shares will be equal to the aggregate amount of Dividend Equivalents credited on this Award on the respective dividend payment date divided by the average of the high and low price per share of Common Stock on the respective dividend payment date. Until the Performance Period ends pursuant to the terms and conditions described above, the Company will credit, in additional Performance Shares, to the Grantee’s Performance Share award, an amount equal to the Dividend Equivalents in the manner set forth above.  The Performance Shares attributable to the Dividend Equivalents will be either paid out or forfeited, as appropriate, under the same terms and conditions under this Award that apply to the other Performance Shares.

The value of the Grantee’s account at the end of the three-year Performance Period will be based on the average of the high and low prices of FE common stock for the month of December 2010 and may be adjusted upward or downward based upon the total shareholder return (“TSR”) of FE common stock relative to an energy services company index during the same three-year period.  If the TSR rating is at or above the 86th percentile, the payout will be 150% of the account value. If the TSR is at the 50th percentile, the payout will be 100% of the account value. If the TSR is at the 40th percentile, the payout will be 50% of the account value.  Payouts for a ranking above the 40th percentile and below the 86th percentile will be interpolated.  For a TSR ranking below the 40th percentile, no payout will be made.

The payout under this Award will be made between February 15 and March 15, 2011 if the payout is on account of the completion of the Performance Period and satisfaction of  the TSR ranking, as specified above, or, otherwise, on the payment date as specified in Section Two below (all payment dates are referred to as “Payment Date”). The payout will be made in cash; however, the Grantee may elect to defer receipt of any payout under the provisions of the FE Executive Deferred Compensation Plan.  The election shall be made in a manner as required under administrative rules established by the Company and shall be made in a manner that complies with Section 409A of the Internal Revenue Code (“Section 409A”).

SECTION TWO - GENERAL TERMS

Forfeiture

The Grantee shall forfeit all or a portion of the Award and any rights hereunder to receive this Award upon the occurrence of any of the following events before the expiration of the Performance Period:

Event of Grantee	Affect on Award	Further Information	Payment Date

Retirement (including early retirement)	Account balance prorated based on full months of service during Performance Period.	As defined under 9.5 of the Plan	Between February 15 and March 15, 2011
Disability	Account balance prorated based on full months of service during Performance Period.	As defined under 9.5 of the Plan, except as otherwise provided in 409A below.	As soon as practicable after the Grantee’s Disability.
Death	Account balance prorated based on full months of service during Performance Period.	Payout made to beneficiary (per Article 15 of the Plan or by will or by the laws of descent and distribution)	As soon as practicable after the Grantee’s death.

Termination for Cause	Award immediately forfeited.	Termination for Cause is defined in section 2.7 of the Plan	N/A
Separation from Company in which you qualify for and elect benefits under the FirstEnergy Severance Plan, if offered	Account balance prorated based on full months of service during Performance Period.	Refer to the Severance Benefits Plan	Between February 15 and March 15, 2011
Other Termination (including resignation)	Award immediately forfeited		N/A
Transfer out of an executive eligible position	Account balance prorated based on full months in an executive eligible position.		Between February 15 and March 15, 2011

Prorated awards will be calculated using the average high and low FE stock price for the month of December 2010 or, in the case of disability or death, a thirty day period prior to the effective date of the events described above and the most recent quarterly TSR factor.

In the event of a Change in Control as defined in the Plan in section 2.8, this award will pay out as soon as practicable under terms determined by the Compensation Committee.

Shareholder Rights

The Grantee shall have no rights as a shareholder of the Company, including voting rights, with respect to the Award.

Effect on the Employment Relationship

This Performance Share Award is voluntary and made on a one-time basis and does not constitute a commitment to make any future awards.  Nothing in this Award guarantees employment with the Company or any Subsidiary, nor does it confer any special rights or privileges to the Grantee as to the terms of employment.

Administration

1.	This Award is governed by the laws of the State of Ohio without giving effect to the principles of the conflicts of laws.
2.
The administration of this Award and the Plan will be performed in accordance with Article 3 of the Plan.  All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of the Plan shall be final, conclusive, and binding on all persons.

3.	The terms of this Award are governed at all times by the official text of the Plan and in no way alter or modify the Plan.
4.	If a term is capitalized but not defined in this Award, it has the meaning given to it in the Plan.
5.	To the extent a conflict exists between the terms of this Award and the provisions of the Plan, the provisions of the Plan shall govern.
6.	The terms and conditions of this Award may be modified by the Committee
(a)    In any case permitted by the terms of the Plan or this Award;
(b)    With the written consent of the Grantee; or
(c)    Without the consent of the Grantee if the amendment is either not materially adverse to the interests of the Grantee or is necessary or appropriate in the view of the Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.

409A

It is intended that this Award and the compensation and benefits hereunder either be exempt from, or comply with, Section 409A, and this Award shall be so construed and administered.  In the event that the Company reasonably determines that any compensation or benefits payable under this Award may be subject to taxation under Section 409A, the Company, after consultation with the Grantee, shall have the authority to adopt, prospectively or retroactively, such amendments to this Award or to take any other actions it determines necessary or appropriate to (a) exempt the compensation and benefits payable under this Award from Section 409A or (b) comply with the requirements of Section 409A.  In no event, however, shall this section or any other provisions of this Award be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Award and the Company shall have no responsibility for tax consequences to Grantee (or the Grantee’s beneficiary) resulting from the terms or operation of this Award.

Notwithstanding any other provision in this Award to the contrary, (1) a Grantee shall not be treated as having a termination of employment unless the Grantee would also be treated as having a separation of services for purposes of Section 409A, (2) a Grantee shall not be treated as having a disability unless the Grantee would also be treated as having a disability for purposes of Section 409A.

Withholding

The Company shall have the right to deduct, withhold or require the Grantee to surrender a cash amount sufficient to satisfy federal, state and local taxes required by law to be withheld in connection with the benefits under this Award.

SECTION THREE - TRANSFER OF AWARD

This Award is not transferable during the life of the Grantee.  Only the Grantee shall have the right to  receive payout of the Award, unless deceased, at which time the payout may be received by the Grantee's beneficiary (as designated under Article 15 of the Plan) or by will or by the laws of descent and distribution.

I acknowledge receipt of this Performance Share Award and I accept and agree with the terms and conditions stated above.

            ________________________________
                                     (Signature of Grantee)
_____________________
               (Date)